EXHIBIT 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200
PRESS RELEASE
Pioneer Announces the Anticipated
Departure of Michael Y. McGovern
as the Company’s President and Chief Executive Officer
     Houston, Texas (November 14, 2005) — Pioneer Companies, Inc. [NASDAQ: PONR] today announced that its Board of Directors has established a committee of independent directors, and an executive search firm is being retained, to find a successor to Michael Y. McGovern, the Company’s President and Chief Executive Officer. Mr. McGovern has indicated to the Board that he would like to discontinue his employment by the Company at some point during 2006. He plans to continue his service as President and CEO until his successor has been identified and elected.
     The Company also announced that Mr. McGovern has been elected Chairman of the Board as of December 31, 2005, the effective date of the previously-announced resignation of David Weinstein from the Board.
     Mr. McGovern, who is 54, was named a director of Pioneer when the Company emerged from bankruptcy on December 31, 2001. He was elected President and Chief Executive Officer in September 2002.
     Mr. McGovern stated, “I enjoy the challenge of helping a company fix problems and restoring value for the stockholders. We have had great success at Pioneer, and the Company is now well past the turn-around stage.
     “I look forward to assisting Pioneer with the transition to a new CEO, who will continue to lead the Company in our focus on the strategic direction of the future,” McGovern added. “My successor will start with an outstanding team of dedicated employees, who have responded well to the difficult challenges and changes over the past few years.”

     As a separate matter, the Company announced the resignation of Kent R. Stephenson, Vice President, General Counsel and Secretary, effective January 31, 2006. Mr. McGovern commented, “We are grateful to Kent for his dedicated service to Pioneer and the important role he has played in dealing with the complex legal issues we have faced during his twelve years with the Company.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants as well as other downstream manufacturing facilities in North America.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200